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For:  MELAMINE CHEMICALS, INC.              Contact: RON COMO & ASSOCIATES, INC.
      P.O. Box 748                                   74 Trinity Place
      Donaldsonville, LA  70346                      New York, NY  10006
      Fred Huber, President & CEO                    Telephone:  (212) 227-3010
      Wayne D. DeLeo, Vice President & CFO
      Telephone:  (504) 473-3121


                                                     April 17, 1997
                                                     Immediate Release

                        MELAMINE CHEMICALS, INC. REPORTS
                       QUARTERLY EARNINGS INCREASE OF 64%

DONALDSONVILLE, LOUISIANA, APRIL 17, 1997--Melamine Chemicals, Inc. (NASDAQ-MTWO) reported third quarter earnings of $1.3 million and nine month earnings of $3.3 million. These are equivalent to 23c. and 59c. per share respectively. For the same periods in the prior year, earnings for the quarter were $781,000 (14c.) and $2.7 million (49c.) for the nine months.

         Fred Huber, president and chief executive officer, said, "We are very pleased with our results, especially given the very high cost of natural gas which we endured at the beginning of the quarter. Both production and sales continued at record levels, and raw material prices have declined from the very high levels of fiscal 1996."

         Not included in the year-to-date results is the effect of the previously reported sale of technology to DSM, which closed in early April. That sale resulted in net gain of approximately $10.7 million which will be recognized in the fourth quarter of fiscal 1997.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

                                           Quarter Ended             Nine Months Ended
                                             March 31,                   March 31,
                                      -----------------------      ---------------------
                                         1997          1996          1997          1996
                                      ---------      --------      -------       -------
Net Sales                             $   14,998       14,787       44,908        38,082
Net Earnings                          $    1,282          781        3,291         2,684
Earnings Per Share                    $      .23          .14          .59           .49
Average Shares Outstanding             5,455,633    5,455,300    5,455,411     5,453,078